Exhibit 10.1

2001

Prudential Long-Term

Performance Unit Plan

Table of Contents

• I.	Program Concept
• II.	Eligibility
• III.	Granting of Performance Units
• IV.	Performance Measurement
• V.	Final Valuation and Payment
• VI.	Termination of Employment
• VII.	Plan Funding
• VIII.	Plan Administration
• IX.	Revocation, Amendment, and Termination
• X.	Limitation on Liability
• XI.	No Contract of Employment
• XII.	No Right to Participate
• XIII.	No Limitations on Corporate Actions
• XIV.	Facilitation of Payments
• XV.	Addresses; Missing Recipients
• XVI.	Taxes
• XVII.	Successors
• XVIII.	Captions
• XIX.	Third Parties
• XX.	Non-Alienation Provision

Appendix A—Illustration of 2001 Funding Potential

I.    Program Concept

The 2001 Prudential Long-Term Performance Unit Plan (“the Plan”) has been developed to recognize and reward the contributions that Participants (as hereafter defined) will make towards The Prudential Insurance Company of America’s (“Prudential” or “the Company”) long-term growth and success.

The Long-Term Performance Unit Plan is one of the four elements of Total Compensation applicable to designated Executives in Prudential. The other elements are: Base Salary, Annual Incentive Award, and Benefits/Perquisites. The Long-Term Incentive Award is designed to focus attention on the importance of sustained company performance over a period of years as well as to assist in the retention of eligible employees.

The Plan is a “bonus program,” as described in U.S. Department of Labor Regulations Section 2510.3-2(c). As such, the Plan is not an “employee pension benefit plan,” and is thereby exempt from the substantive requirements of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

II.    Eligibility

Employees at the Vice President or equivalent level (Grade 6P) and above are eligible to participate in this Plan (“Participants”). In addition, the Compensation Committee retains the discretion to add certain individuals below the rank of Vice President as Participants under the Plan, provided the Committee determines (i) that such individuals are included in a select group of management or highly compensated employees of the Company and (ii) that making such individuals Participants under the Plan is in the best interests of the Company.

III.    Granting of Performance Units

Participants will be eligible for an annual grant of Performance Units. The decision to grant Performance Units and the number of Performance Units granted to Plan Participants will be at the discretion of the Compensation Committee. However, significant emphasis will be given to the individual’s performance, market considerations, internal guidelines and the number of Performance Units available for grant in arriving at the number to be granted, if any.

The 2001 Performance Unit grants will be valued based upon Company performance from January 1, 2001 through December 31, 2003 (the “performance period”). There are, in total, 125,000 Performance Units available for grant in the 2001 Plan. Each Performance Unit will be valued at 1/125,000th of the amount allocated to the Plan at the end of the performance period.

A limited number of Performance Units are normally held in reserve to accommodate new hires and promotions during the year as well as other special circumstances. The number of Performance Units granted to new hires and those receiving promotions during 2001 shall be at the discretion of the Compensation Committee.

IV.    Performance Measurement

The value of the Performance Units at the end of the performance period will be determined by two principal performance measurements: 1) Cumulative Operating Earnings; and 2) Cumulative Operating Margin achieved over the three year performance period.

Operating Earnings is defined as Adjusted Operating Income for the Financial Services Businesses, as defined in the S-1, and also excludes Market Standards Expenses, Rightsizing/Restructuring Reserves, and unusual items as identified by management. Operating Margin is Operating Earnings as defined, divided by Revenue, as defined, for the same period, expressed as a percentage. Revenue is defined as all items in the Revenue section of a GAAP income statement for the Financial Services Businesses, including but not limited to Premiums, Policy Charges and Fees, Net Investment Income and Other Revenue, but excluding Realized Gains or Losses. The planned Cumulative Operating Earnings is $8.389 billion and the planned Cumulative Operating Margin is 13.54%. In the event of a subsequent change in accounting methodology or significant acquisition or divestiture, the above will be reviewed and amended as appropriate.

The value of the Performance Units at the end of the performance period depends on the amount allocated to the Plan. When threshold performance is achieved, $49 million will be allocated to the Plan. Threshold performance is achievement of 75% of planned Cumulative Operating Earnings amount, or $6.292 billion. If threshold performance is not achieved, allocation to the Plan will not be made. For any additional Cumulative Operating Earnings above the threshold, 2.32% of the incremental amount will be allocated to the Plan (the Basic Allocation Rate). When Cumulative Operating Earnings exceeds the planned amount, or $8.389 billion, an additional 1.56% of the amount in excess of the planned amount will be allocated to the Plan (the Premium Allocation Rate). The amount allocated to the Plan as a result of Cumulative Operating Earnings is not subject to any cap or maximum.

The allocation formulae described above (i.e., the 2.32% or 1.56%) will be increased by 0.156% for every 10% improvement in Cumulative Operating Margin over the planned Cumulative Operating Margin. Partial percentage increases will be prorated. The maximum increase is 0.78%, which corresponds to a 50% improvement in Cumulative Operating Margin over plan. This increase in the allocation rate(s) is called the Operating Margin Adjustment Factor. No negative adjustment will be made if the planned Cumulative Operating Margin is not achieved. The Operating Margin Adjustment Factor will only have a positive impact on the total amount allocated to the Plan.

To ensure that other critical performance factors are also given consideration and reflected in the final Plan allocation, the Compensation Committee may, under normal circumstances, adjust the total amount allocated to the Plan by up to plus or minus 15%. When considering this adjustment, the Compensation Committee will take into account such financial and non-financial factors as change in market share, expansion of new distribution channels, overall changes in financial rating, reputation of management, customer satisfaction, employee satisfaction and change in most admired company status. In the event of circumstances that the Compensation Committee deems extraordinary, the Compensation Committee reserves the right to make any additional adjustment to the total amount allocated.

The following are three illustrations of how the amount allocated can potentially be impacted by Cumulative Operating Earnings and Cumulative Operating Margin. For purposes of the illustrations the calculated amounts have been rounded. For a summary of the funding potential, refer to Appendix A of this document.

Example 1:

Cumulative Operating Earnings Achieved = $9.228 billion or $2.9 billion above threshold

Cumulative Operating Margin Achieved = 14.9% or 10% above plan

Threshold Allocation Amount	$49 million
Basic Allocation Rate Amount ($9.228b-$6.292b) X (2.32% + 0.156%)	$73 million
Premium Allocation Rate Amount ($9.228b-$8.389b) X (1.56% + 0.156%)	$14 million

Total Amount allocated	$136 million

Example 2:

Cumulative Operating Earnings Achieved = $9.228 billion or $2.9 billion above threshold

Cumulative Operating Margin Achieved = 12.2% or 10% below plan

Threshold Allocation Amount	$49 million
Basic Allocation Rate Amount ($9.228b-$6.292b) X 2.32%	$68 million
Premium Allocation Rate Amount ($9.228b-$8.389b) X 1.56%	$13 million

Total Amount allocated	$130 million

Example 3:

Cumulative Operating Earnings Achieved = $8.389 billion or $2.1 billion above threshold

Cumulative Operating Margin Achieved = 16.2% or 20% above plan

Threshold Allocation Amount	$49 million
Basic Allocation Rate Amount ($8.389b-$6.292b) X (2.32% + 0.312%)	$55 million
Premium Allocation Rate Amount ($8.389b-$8.389b) X (2.32% + 0.312%)	$0 million

Total Amount allocated	$104 million

V.    Final Valuation and Payment

At the close of the performance period, the amount allocated to the Plan pursuant to the allocation formulae will be calculated and presented to the Compensation Committee for review and possible adjustment. When the final amount to be allocated is approved by the Compensation Committee, Corporate Compensation will compute the individual payment for each Participant based on the number of Performance Units granted to the Participant. When the amount to be paid each Participant under the Plan is computed, the Company will pay such amounts in a single sum to Participants who are on the active payroll on the date of payment.

Such deferral will generally be subject to the normal requirements for deferral of LTIP or PUP payments as set forth under the Prudential Deferred Compensation Plan.

Any 2001 Performance Unit not granted or any Performance Unit canceled under the circumstances described below, and not re-granted to other Participants, shall not be paid to any Participant and any Plan allocation not paid to the Participants shall revert to the Company.

Payments made under this Plan will not be taken into account in determining benefits or contribution amounts under any employee benefit plan of the Company or any of its affiliates unless such plan shall specifically provide for the inclusion of such amounts in the computation of benefits or contribution amounts.

VI.    Termination of Employment

If employment is terminated prior to the payment of the Performance Units, treatment of the Performance Units will be as follows.

A.	Discharge, Voluntary Termination, or Competing Business—If, prior to the payment of the Performance Units, the Participant is separated from employment for cause, as determined by the Compensation Committee, or the Participant engages in any business that is directly or indirectly competitive with or detrimental to the interests of Prudential as determined by the Compensation Committee, or if, before the end of the performance period, the Participant resigns or otherwise terminates employment under circumstances not described in Section VI B-E below, the Participant’s Performance Units shall be canceled and the Participant shall receive no payment under this Plan. Canceled Performance Units may be granted to other Participants.

B.	Retirement—Subject to compliance with the conditions outlined below, if during the performance period, a Participant separates from employment by reason of retirement upon or after qualifying to retire (whether at early or normal retirement) under the terms and conditions of any pension plan sponsored by the Company or an affiliate in which the Participant participates, the number of Performance Units granted will be reduced by multiplying the grant by a fraction, the numerator of which is the number of full months in the performance period during which the Participant was an active employee and the denominator of which is the number of months in the performance period (36). A partial month worked shall be counted as a full month if the Participant is an active employee for 15 days or more in that month. The resulting reduced number of Performance Units shall be considered vested and payment made to the Participant following the final valuation of the Plan as described in Section V, provided that the Company reserves the right to cancel such Performance Units if the Participant, prior to the end of the applicable performance period, (i) performs any services, whether as an employee, officer, director, agent, independent contractor, partner or otherwise, for a competitor of the Company or any of its affiliates without the consent of the Administrator, as defined below, or (ii) takes any other action, including, but not limited to, interfering with the relationship between the Company or any of its affiliates and any of its employees, clients or agents, which is intended to damage or does damage to the business or reputation of the Company.

The portion of any Performance Units reduced pursuant to the first sentence of this section (and therefore not payable to a Participant under any circumstances) shall be canceled and shall not be payable. In addition, if a Participant fails to comply with the conditions of payment, the pro-rated Performance Units shall also be canceled and shall not be payable.

C.	Death—If a Participant dies during the performance period, the number of Performance Units granted will be reduced by multiplying the grant by a fraction, the numerator of which is the number of full months in the performance period during which the Participant was an active employee and the denominator of which is the number of months in the performance period (36). A partial month worked shall be counted as a full month if the Participant is an active employee for 15 days or more in that month. The resulting reduced number of Performance Units shall be considered vested. Thereafter, the reduced number of Performance Units shall be multiplied by the greater of (i) the most recent estimation of the accrued value of such Units (as determined by the Committee in its discretion) as of the Participant’s death, or (ii) the initial range or book value of the Units that had been provided to the Participant upon grant, and a lump sum payment made to the Participant’s estate as soon as practicable thereafter. If the Performance Units are reduced pursuant to this paragraph, the portion of the Performance Units eliminated shall be canceled and shall not be payable.

D.	Disability—If, prior to the payment of the Performance Units, a Participant’s employment is terminated as a result of the Participant’s inability to perform the basic requirement of his or her position due to physical or mental incapacity and after the Participant’s short-term disability benefits have expired under the terms of The Prudential Welfare Benefits plan, the number of Performance Units granted to the Participant will be reduced by multiplying the grant by a fraction, the numerator of which is the number of full months in the performance period during which the Participant was an active employee and the denominator of which is the number of months in the performance period (36). The period of time that the employee was on Short Term Disability shall be counted as active employment. A partial month worked shall be counted as a full month if the Participant is an active employee for 15 days or more in that month. The resulting reduced number of Performance Units shall be considered vested and payment made to the Participant following the final valuation of the Plan as described in Section V. If the Performance Units are reduced pursuant to this paragraph, the portion of the Performance Units eliminated shall be canceled and shall not be payable.

E.	Termination of Employment of Certain Participants After a Change of Control—If, prior to the payment of the Performance Units, a Participant’s employment is terminated after a “Change of Control” (as defined below) has occurred, the Compensation Committee shall award a partial payment to such Participant that is not paid from Plan allocations. This payment will be based on the number of full months in the performance period that the Participant was an active employee and the most recent estimation of the accrued value as of the Participant’s termination of employment.

For purposes of this provision, a “Change of Control” is deemed to have occurred if any of the following events shall occur:

(i)  any person acquires “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (or, as applicable, any publicly-traded parent of the Company) representing 25% or more of the combined voting power of the Company’s securities; or

(ii)  within any 24-month period commencing prior to the consummation of a plan of reorganization under which the Company ceases to be a mutual life insurance company, the persons who, at the beginning of such period, were the members of the board of directors of the Company (the “Incumbent Prudential Directors”) shall cease to constitute at least a majority of the board of directors of the Company, any publicly-traded parent of the Company, or the board of directors of any successor to the Company; provided, however, that any director elected to the board of directors of the Company, or nominated for election to such board, by a majority of the Incumbent Prudential Directors then still in office shall be deemed to be an Incumbent Prudential Director for purposes of this subclause (ii); or

(iii)  upon the consummation of a merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of the Company (including, for these purposes, any publicly-traded parent of the Company)(a “Company Corporate Event”), immediately following the consummation of which the stockholders of the Company (or the publicly traded parent of the Company, as the case may be), immediately prior to such Company

Corporate Event do not hold, directly or indirectly, a majority of the voting power of

(a)	in the case of a merger or consolidation, the surviving or resulting corporation,

(b)	in the case of a share exchange, the acquiring corporation or

(c)	in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Company Corporate Event, holds more than 25% of the consolidated assets of the Company (or the publicly-traded parent of the Company, as the case may be) immediately prior to such Company Corporate Event, provided that no Change of Control shall be deemed to have occurred with respect to any Participant who is employed, immediately following such Company Corporate Event, by any entity in which the policyholders or stockholders of the Company, as the case may be, immediately prior to such Company Corporate Event hold, directly or indirectly, a majority of the voting power; or

(iv)  any other event occurs which the Board of Directors of the Company declares to be a Change of Control.

Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred merely as a result of (i) the conversion of the Company from a mutual life insurance company to a stock company a majority of whose shareholders immediately following such conversion are either (x) persons who were policyholders of the Company immediately prior to such transaction or (y) the Company or another corporation the shares of which are held primarily by the persons described in subclause (x); (ii) the Company ‘s becoming a direct or indirect subsidiary of the Company whose shareholders are primarily persons who were policyholders of the Company immediately prior to such transaction or (iii) an underwritten offering of the equity securities of the Company or any other parent of the Company where no person (including any group (within the meaning of Rule 13d-5(b) under the Securities Exchange Act of 1934)) acquires more than 25% of the beneficial ownership interests in such securities.

F.	Involuntary Termination of Employment Other than After a Change of Control—If a Participant’s employment is terminated prior to the payment of the Performance Units by reason of involuntary termination of employment for reasons other than those described in Section VI A-D above, the Performance Units granted will be canceled and the Participant shall receive no payment from the Plan. The Compensation Committee may, in its discretion, award a partial payment to such Participant which is not paid from Plan allocations. This payment will be based on the number of full months in the performance period that the Participant was an active employee and on the progress towards the cumulative performance measures in Section IV as of the Participant’s termination of employment. In no event is a Participant who terminates from employment for reasons described in this paragraph to receive a payment greater than that computed had the planned Cumulative Operating Earnings amount been met, even if actual Cumulative Operating Earnings and/or actual Cumulative Operating Margin exceeds the planned amount.

VII.    Plan Funding

The Plan shall at all times be unfunded and no provision shall at any time be made with respect to segregating any assets of the Company or an affiliate for payment of any benefits under the Plan. The right of a Participant to receive payment under the Plan shall be an unsecured claim against the general assets of the Company or an affiliate, and neither the Participant nor any other person shall have any rights in or against any specific assets of the Company or an affiliate. The Company and any affiliate may establish a reserve of assets to provide funds for payments under the Plan.

VIII.    Plan Administration

The Compensation Committee shall be the administrator of the Plan. With respect to its authority to award or cancel payments under the Plan to Participants whose employment is terminated, its authority to grant Performance Units to eligible new or promoted employees below the Senior Vice President level, and with regard to the participation in the Plan of persons who are below the level of Senior Vice President, the Plan shall be administered by the Prudential Executive Vice President, Human Resources or, to the extent that the Prudential Executive Vice President, Human Resources deems appropriate, to the Vice President, Total Compensation. The Compensation Committee, the Prudential Executive Vice President, Human Resources or the Vice President, Total Compensation, as applicable, shall be referred to as the Administrator. The Administrator shall administer the Plan in accordance with its terms and shall have the discretion and authority necessary in the administration of the Plan, including the authority to interpret the Plan, to make factual determinations under the Plan and to determine Plan payments and allocations. The Administrator shall have the discretion and authority to adopt and revise rules and procedures relating to the Plan, to correct any defect or omission or reconcile any inconsistency in this Plan or any payment hereunder, and to make any other determinations that it believes necessary or advisable in the administration of the Plan. Determinations and decisions by the Administrator shall be final and binding on all employees, Participants and all other persons.

IX.    Revocation, Amendment, and Termination

Other than as set forth below, the Compensation Committee may, in its sole discretion, at any time and from time to time amend, modify, suspend, or terminate this Plan, in whole or in part, without notice to or the consent of any Participant or employee. This Plan may be amended or terminated by resolution of the Compensation Committee and by execution of a written instrument by a duly authorized officer of the Company.

Notwithstanding the foregoing, if the Plan is terminated, modified or replaced by the Compensation Committee, the Company or any successor in any manner that adversely affects Participants of this Plan in connection with a Change of Control, payments of the full 2001 Performance Unit Award will be made to Participants under the Program as of such date, using the target award value ($780 per unit), with no prorating of the award for the modified length of the performance period. If the Plan is continued by the Company or any successor after a Change of Control or is replaced by the Company or any successor to the Company in a manner that does not adversely affect Participants, no immediate payment of the benefits described in the preceding sentence will be made unless and until such Participant’s employment is terminated by the Company or any affiliate. If the Plan is so continued, the amount and terms of payment at termination of a Participant’s employment shall be in accordance with the provisions of the Plan or, if more favorable, any successor or replacement plan.

X.    Limitation On Liability

The liability of the Company or any affiliate under this Plan is limited to the obligations expressly set forth in the Plan, and no term or provision of this Plan may be construed to impose any further or additional duties, obligations, or costs on the Company, an affiliate or the Compensation Committee not expressly set forth in the Plan.

XI.    No Contract of Employment

The existence of this Plan, as in effect at any time or from time to time, or any grant of Performance Units under the Plan shall not be deemed to constitute a contract of employment between Prudential, or an affiliate, and any employee or Participant, nor shall it constitute a right to remain in the employ of Prudential or an affiliate. Employment with Prudential or an affiliate is employment-at-will and either party may terminate the Participant’s employment at any time, for any reason, with or without cause or notice.

XII.    No Right to Participate

Except as provided in Sections II and III, no Participant or other employee shall at any time have a right to be selected for participation in the Plan, despite having previously participated in an incentive or bonus plan of the Company or an affiliate.

XIII. No	Limitations on Corporate Actions

Except as may otherwise be provided for in Sections VI. E. or IX of the Plan (related to payments in the event of a Change of Control), nothing contained in this Plan shall be construed to prevent the Company, or any affiliate, from taking any corporate action which is deemed by it to be appropriate, or in its best interest, whether or not such action would have an adverse effect on this Plan, or any awards made under this Plan. No employee, beneficiary, or other person, shall have any claim against the Company, or any of its affiliates, as a result of any such action.

XIV.    Facilitation of Payments

Notwithstanding anything else in this Plan to the contrary, in the event that a payment is due to an employee, or former employee (or a beneficiary thereof), under this Plan and the recipient is a minor, mentally incompetent, or otherwise incapacitated, such payment shall be made to the recipient’s legal representative, or guardian. If there is no such legal representative, or guardian, Prudential, in its sole discretion, may direct that payment be made to any person Prudential, in its sole discretion, believes, by reason of a family relationship, or otherwise, will apply. Upon such payment, for the benefit of the recipient, the Company and each of its affiliates shall be fully discharged of all obligations therefor.

XV.    Addresses; Missing Recipients

A recipient of any payment under this Plan who is not a current employee of the Company, or an affiliate, shall have the obligation to inform the Company of his or her current address, or other location to which payments are to be sent. Neither the Company nor any affiliate shall have any liability to such recipient, or any other person, for any failure of such recipient, or person, to receive any payment if it sends such payment to the address provided by such recipient by first class mail, postage paid, or other comparable delivery method. Notwithstanding anything else in this Plan to the contrary, if a recipient of any payment cannot be located within 120 days following the date on which such payment is due after reasonable efforts by the Company or an affiliate, such payments and all future payments owing to such recipient shall be forfeited without notice to such recipient. If, within two years (or such longer period as Prudential, in its sole discretion, may determine), after the date as of which payment was forfeited (or, if later, is first due), the recipient, by written notice to the Company, requests that such payment and all future payments owing to such recipient be reinstated and provides satisfactory proof of their identity, such payments shall be promptly reinstated. To the extent the due date of any reinstated payment occurred prior to such reinstatement, such payment shall be made to the recipient (without any interest from its original due date) within 90 days after such reinstatement.

XVI.    Taxes

The Company or an affiliate shall have the right to deduct from all payments under the Plan any federal, state, or local taxes required by law to be withheld with respect to such payments.

XVII.    Successors

All obligations of the Company and any affiliate under the Plan shall be binding upon and inure to the benefit of any successor to the Company or such affiliate, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, demutualization or otherwise.

XVIII.    Captions

The headings and captions appearing herein are inserted only as a matter of convenience. They do not define, limit, construe, or describe the scope or intent of the provisions of the Plan.

XIX.    Third Parties

Nothing expressed or implied in this Plan is intended or may be construed to give any person other than eligible Participants any rights or remedies under this Plan.

XX.    Non-Alienation Provision

Subject to the provisions of applicable law, no interest of any person or entity in any long term incentive award, or right to receive any long term incentive award or any distribution or other benefit under the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest in any long term incentive award, or right to receive any long term incentive award or any distribution or any benefit under the Plan be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including (but not limited to) claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.